Exhibit 23.01
CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 or our report dated February 10, 2003, except as to the twelfth and thirteenth paragraphs of Note 14 for which the date is March 4, 2003 relating to the financial statements and financial statement schedule, which appears in the Potomac Electric Power Company's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the headings "Experts" in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS, LLP
PricewaterhouseCoopers LLP
Washington, DC
June 17, 2003